SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section
                   14(a) of the Securities Exchange Act
                   of 1934
                             (Amendment No.    )


   Filed by the registrant                            [X]
   Filed by a party other than the registrant         [ ]
   Check the appropriate box:
   [ ]   Preliminary proxy statement
   [X]   Definitive proxy statement
   [ ]   Definitive additional proxy materials
   [ ]   Soliciting material pursuant to Section 240.14a-11(c) or Section
         240.14a-12


                      Standex International Corporation
              (Name of Registrant as Specified in Its Charter)


                 Deborah A. Rosen, Senior Corporate Attorney
                 (Name of Person(s) Filing Proxy Statement)

   Payment of filing fee (Check the appropriate box):
   [X]   $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(i)(2).
   [ ] $500 per each party to the controversy pursuant to Exchange Rules 14a-6(i)(3).
   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:
         (2)   Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transactions computed pursuant to Exchange Act Rule 0-11.(1).
         (4)   Proposed maximum aggregate value of transaction:

Set forth the amount on which the filing fee is calculated and state how it was determined.

         (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

   [ ]   Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:
      (2) Form, schedule or registration statement no.:
      (3) Filing party:




STANDEX                                           6 Manor Parkway
                                                  Salem, New Hampshire 03079
                                                          September 18, 1995


To the Stockholders of Standex International Corporation:

      You are cordially invited to attend the Annual Meeting of Stockholders of Standex International Corporation which will be held at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts on Tuesday, October 31, 1995 at 11:00 A.M.

      We hope that you will be able to attend the meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented. If you do attend the meeting, you may vote your shares personally.

      This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the stockholders. The meeting will also feature a report on the operations of your Company, followed by a question and discussion period.

                                       Sincerely,



                                       /s/ THOMAS L. KING
                                       Thomas L. King
                                       Chairman of the Board



STANDEX                                           6 Manor Parkway
                                                  Salem, New Hampshire 03079




                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      The Annual Meeting of Stockholders of Standex International
Corporation (the "Company") will be held at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts on Tuesday, October 31, 1995, at 11:00 A.M. local time for the following purposes:

      1. To fix the number of directors at thirteen and to elect four directors to hold office for three-year terms ending on the date of the Annual Meeting of Stockholders in 1998;

      2. To approve the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending June 30, 1996; and

      3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Stockholders of record at the close of business on September 11, 1995 will be entitled to notice of and to vote at the meeting.

                                       By Order of the Board of Directors,
                                       /s/ RICHARD H. BOOTH
                                       Richard H. Booth, Secretary

September 18, 1995
Salem, New Hampshire

                                IMPORTANT

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING.

ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR

PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.  IF YOU SO CHOOSE, YOU MAY

VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.



                      STANDEX INTERNATIONAL CORPORATION

                               PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS
                             October 31, 1995


      This Proxy Statement is being furnished on or about September 18, 1995 in connection with the solicitation of proxies by the Board of Directors of Standex International Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, October 31, 1995. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, will be voted FOR the election of each of the individuals nominated by the Board of Directors and IN FAVOR OF the other proposal set forth in the Notice of Meeting.


      The election of Directors will require the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Annual Meeting. The ratification of the appointment of Deloitte & Touche LLP as independent auditors will require the affirmative vote of a majority of the shares of Common Stock of the Company voting on the proposal in person or by proxy at the Annual Meeting. Stockholders may vote in favor of all nominees for Director or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the ratification of the appointment of Deloitte & Touche LLP as independent auditors, stockholders should specify their choices on the enclosed form of proxy.


      Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on a matter.


      Any proxy may be revoked at any time before it is exercised by delivery of written notice to the Secretary of the Company or by executing a subsequent proxy.


      The Board of Directors has fixed September 11, 1995 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. At the record date, there were outstanding and entitled to vote 13,950,987 shares of the Common Stock of the Company. Each share is entitled to one vote.

      All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors and officers, without additional remuneration, may solicit proxies in person and by telecommunications. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names and the Company will reimburse them for their out-of-pocket expenses in this regard.

      To assure the presence in person or by proxy of the necessary quorum for holding the meeting, the Company has employed the firm of Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone, facsimile and personal interview for a fee estimated at approximately $3,500.00 plus disbursements.
                   PROPOSAL 1 -- ELECTION OF DIRECTORS

      The persons named in the enclosed proxy will vote to fix the number of directors at thirteen and to elect as directors Messrs. William L. Brown, Thomas L. King, Sol Sackel and Lindsay M. Sedwick, identified below as nominees, for three-year terms expiring in 1998 unless authority to vote for the election of directors is withheld by marking the proxy to that effect.

      In the event that any nominee for election should become unavailable, the person acting under the proxy may vote for the election of a substitute. Management has no reason to believe that any nominee will become unavailable.

      Information about each director and nominee for director at July 31, 1995 follows:

 Nominees For Directors                          Principal Occupations During
        For Terms                                    Past Five Years And
    Expiring In 1998                             Certain Other Directorships
----------------------                          ---------------------------

William L. Brown*                 Chairman of the Board of Bank of Boston Corporation and
  Director Since 1961             The First National Bank of Boston from January 1983 to
  Age 73                          March 1989.

                                  Director of G.C. Companies, Inc., Stone & Webster,
                                  Incorporated, Ionics, Incorporated, Bradley Real Estate Trust
                                  and North American Mortgage Company.

Thomas L. King*                   Chairman of the Board of the Company since January 1992;
  Director Since 1970             President of the Company from August 1984 to July 1994;
  Age 65                          Chief Executive Officer of the Company from July 1985 to
                                  June 1995.

                                  Director of Augat Inc.

Sol Sackel                        Former Senior Vice President of the Company.
  Director Since 1983
  Age 71

Lindsay M. Sedwick                Vice President of the Company since January 1990 and
  Director Since 1992             Treasurer of the Company since January 1986.
  Age 60

 Directors To Continue                           Principal Occupations During
  In Office For Terms                                Past Five Years And
    Expiring In 1996                             Certain Other Directorships
---------------------                           ---------------------------

John Bolten, Jr.+                 Consultant to the Company.
  Director Since 1955
  Age 75

David R. Crichton                 Executive Vice President/Operations of the Company since
  Director Since 1992             June 1989; President of the Standex Precision Engineering
  Age 57                          Division of the Company from June 1987 to May 1989.

Samuel S. Dennis 3d*+             Senior Partner, Hale & Dorr (Attorneys), Boston, MA; Vice
  Director Since 1955             President of the Company from November 1957 to June 1989.
  Age 85
                                  Director of Augat Inc.

Daniel B. Hogan, Ph.D.            President, The Apollo Group (Management Consultants) since
  Director Since 1983             1991; Vice President and Director, Research and Develop-
  Age 52                          ment, McBer Co. 1990; Management Consultant from 1989
                                  through 1990; Psychologist, McLean Hospital, Belmont, MA;
                                  Instructor of Psychology, Harvard Medical School,
                                  Cambridge, MA from 1983 through 1989.


 Directors To Continue                           Principal Occupations During
  In Office For Terms                                Past Five Years And
   Expiring In 1997                              Certain Other Directorships
 ---------------------                           ----------------------------

Thomas H. DeWitt                  Executive Vice President/Administration of the Company
  Director Since 1987             since January 1987; General Counsel of the Company since
  Age 53                          October 1985; Secretary of the Company from July 1984 to
                                  March 1988.

Walter F. Greeley                 Chairman, High Street Associates, Inc. (a management and
  Director Since 1989             acquisition group) since 1988; Senior Vice President and
  Age 64                          Secretary, Cabot Corporation from 1985 to 1988.

C. Kevin Landry                   Managing Director and CEO, TA Associates, Inc. (a private
  Director Since 1975             equity firm), Boston, MA. since January 1994 and prior
  Age 51                          thereto Managing Partner of TA Associates.

H. Nicholas Muller, III, Ph.D.    Director of the State Historical Society of Wisconsin since
  Director Since 1984             October 1985.
  Age 56

Edward J. Trainor*                Chief Executive Officer of the Company since July 1995;
  Age 55                          President of the Company since July 1994; Chief Operating
                                  Officer of the Company from July 1994 to June 1995; President of the Standex Institutional Products Division of the
                                  Company from February 1987 to July 1994; Vice President
                                  of the Company from August 1992 to July 1994.

<F1> +   Founder of the Company.
<F2> *   Member of the Executive Committee of the Board of Directors.


                     STOCK OWNERSHIP IN THE COMPANY

Stock Ownership by Directors, Nominees for Director and Executive Officers

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of July 31, 1995 of each director, each nominee for director, each executive officer named in the Summary Compensation Table and all directors and executive officers of the Company as a group.

                                                 Beneficial Ownership (1) -
                                              -----------------------------
                                                                  Percentof
                                                  No. of        Outstanding
 Name                                             Shares ,      Common Stock
 ----                                            ------         ------------
  John Bolten, Jr.                              279,402(3)         1.9
  William L. Brown                               48,360            **
  David R. Crichton                              14,884(2)         **
  Samuel S. Dennis 3d                           562,244(4)         4.0
  Thomas H. DeWitt                               93,871(2)(5)      **
  Walter F. Greeley                               2,004            **
  Daniel B. Hogan, Ph.D.                         13,418(6)         **
  Thomas L. King                                152,927(2)         1.0
  C. Kevin Landry                                 5,368            **
  H. Nicholas Muller, III, Ph.D.                  3,630            **
  Sol Sackel                                     10,416            **
  Lindsay M. Sedwick                             39,305(2)         **
  Edward J. Trainor                              38,068(2)         **

  All Directors and Executive Officers        1,276,075            9.1
   as a Group (15 Persons)

<F1> **    Less than 1% of outstanding Common Stock.
<F2> (1)   As used herein, "beneficial ownership" means the sole or shared power to vote, and/or the sole or shared investment power with respect to shares of Common Stock. The directors have sole voting and investment power with respect to the shares shown as beneficially owned by them except for 65 shares for Mr. Crichton, 50,437 shares for Mr. DeWitt, 2,004 shares for Mr. Greeley, 4,000 shares for Mr. Landry, 1,300 shares for Mr. Sedwick, 10,416 shares for Mr. Sackel and 14,009 shares for Mr. Trainor, which are jointly held with their respective spouses. The shares owned by spouses or minor children of certain directors have not been included because the respective directors have disclaimed beneficial interest in the shares. These shareholdings are: Mrs. DeWitt (874), Mrs. Dennis (61,000), Mr. Hogan's children (6,000), Mrs. Landry and their children (137,254), and Mrs. Sackel (2,000).
<F3> (2)   The numbers listed include estimates of the shares held in the Standex
           Employees' Stock Ownership Plan at June 30, 1995, which are vested to the accounts of Messrs. King, DeWitt, Sedwick, Crichton and Trainor. These individuals have voting power over the shares allocated to them in this plan, but no investment power; however, in the event of a tender or exchange offer for the Common Stock of the Company, these individuals (along with all other participants) will determine, on a confidential basis, whether the Common Stock held in their accounts should be tendered or exchanged. The numbers also include the following shares which are capable of being purchased by exercise of stock options within 60 days of July 31, 1995: Mr. Trainor (20,000), Mr. DeWitt (16,200) and Mr. Sedwick (6,400).
<F4> (3)   The number listed includes 28,710 shares held in a trust of which
           Messrs. Bolten, Jr., Hogan and Dennis are trustees. To avoid duplication, these shares have only been shown as beneficially owned by Mr. Bolten, Jr.
<F5> (4)   The number listed includes 17,000 shares held in trusts as to which
           Mr. Dennis is sole trustee and 243,382 shares as to which he is co trustee. The latter number includes a trust holding 62,188 shares wherein Mr. Dennis is a co-trustee with Messrs. Bolten, Jr. and Hogan. To avoid duplication, these shares have only been shown as beneficially owned by Mr. Dennis. Mr. Bolten, Jr. is also a co-trustee with Mr. Dennis of a trust holding 125,738 shares. However, in order to avoid duplication, these shares have only been shown as beneficially owned by Mr. Dennis.
<F6> (5)   The number listed includes 12,500 shares held in a trust as to which
           Mr. DeWitt is a co-trustee.
<F7> (6)   The number listed includes 6,040 shares held in a testamentary estate as to which Mr. Hogan is executor.

                             -------------------
Stock Ownership of Certain Beneficial Owners

      The table below sets forth each stockholder who, based on public filings, is known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company as of July 31, 1995.

                                                             Beneficial Ownership --
                                                       ----------------------------
                                                                         Percent of
                Name and Address                          No. of         Outstanding
               Of Beneficial Owner                        Shares         Common Stock
               -------------------                      ----------       -----------
--

State Street Bank and Trust Company, as Trustee of     1,657,154(1)          11.8
the Standex International Corporation Employees'
Stock Ownership Trust,
225 Franklin Street, Boston, MA

FMR Corp.                                                796,500(2)           5.0
82 Devonshire Street
Boston, MA  02109-3614

<F1> (1)   This number includes shares allocated to participating employees'
           accounts over which such participants have sole voting power.
<F2> (2)   FMR Corp. is a parent holding company of Fidelity Management and
           Research Company, an investment advisory company that manages funds for investment companies. Its beneficial ownership, as set forth in its most recent statement, filed as of December 31, 1994 pursuant to Section 13G of the Securities Exchange Act of 1934 (the "Act"), consists of 796,500 shares over which it has sole dispositive power and 36,500 shares over which it has sole power to vote or direct the vote.


                            PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on the Company's Common Stock as of the end of each of the last five fiscal years with the cumulative total stockholder return on the Standard & Poor's Manufacturing (Diversified Industry) Index and on the Russell 2000 Index, assuming an investment of $100 in each at their closing prices on June
30, 1990 and the reinvestment of all dividends.

                                 Standex                       S & P
   Measurement Period         International     Russell    Manufacturing
   Fiscal Year Covered         Corporation       2000       (Div. Ind.)
   -------------------        -------------     -------    -------------

   Measurement Pt.-6/30/90        $100           $100          $100
   FYE 6/30/91                    $ 98           $101          $106
   FYE 6/30/92                    $139           $116          $105
   FYE 6/30/93                    $181           $146          $124
   FYE 6/30/94                    $234           $152          $139
   FYE 6/30/95                    $287           $183          $183


 --------------------------------------------------------------------
 |  Standex International                             S & P         |
 |       Corporation         Russell 2000    Manufacturing (Div Ind)|
 --------------------------------------------------------------------



                              REPORT OF THE
                 SALARY AND EMPLOYEE BENEFITS COMMITTEE
                        ON EXECUTIVE COMPENSATION

      The Company's executive compensation program is founded on the same principles that guide the Company in establishing compensation programs at all levels of the organization. The overall objective is to attract, retain and motivate highly qualified individuals for all positions within the Company.

Policies

      Consistent with this objective, all compensation programs, including those for executives, adhere to the following policies:

      * Compensation is based on the level of job responsibility, the individual's level of performance and Company or unit performance.

      * Compensation takes into account the value of the job in the market place. The Company strives to be competitive with the pay of employers of a similar size and stature who compete with the Company for talent.

      * Equity ownership is encouraged at all levels of the Company to more closely align the interests of employees with those of the stockholders. Through its Stock Purchase Plan, the Company offers the opportunity for equity ownership to all employees at U. S. locations. In addition, the Company provides key management employees worldwide the opportunity to build significant equity ownership through the stock option program.

      Consistent with these policies, the compensation of executive officers is closely related to Company performance and, in addition to base salary, is comprised of three elements: bonus, PIPS awards and stock options.

Bonus

      Cash bonus awards are made each year to more than 900 employees of the Company in order to motivate them and reward their contribution toward the financial performance of the Company in the immediately preceding fiscal year.

      As part of this program, bonus awards are considered each year for the divisional management group as well as the executive officers of the Company. The total amount awarded to top Divisional management (approximately 85 employees) under this Program is determined by the Salary and Employee Benefits Committee (the "Committee") on the basis of the Company's overall performance (principally net income and earnings per share) in the preceding fiscal year.

      Bonus awards to top Divisional management are based on the net income of the Division measured against its historical performance and its performance relative to the other Divisions that year. Bonus awards to corporate executive officers in fiscal 1994 (as a percentage of base salary) were equal to the average percentage of base salary awarded to all divisional executives in that year. In this way, the bonus awards received by corporate executive officers were directly tied to the performance of the operating units.

PIPS Plan

      The Company's PIPS Plan is intended to provide an incentive to a broad group of approximately 285 management employees (including executive officers) to increase the earnings per share of the Company on a long-term basis. Sustained increases in the Company's earnings per share will presumably, under normal market conditions, lead to higher prices for the Company's Common Stock. Payments under the PIPS Plan are made only when increases in earnings per share have been achieved over the preceding five year period. Since the inception of this program, there have been several years when no payments were made.

    The Committee approves grants of PIPS shares each year, including those to executive officers of the Company, based on operational and individual performance. Awards are weighted toward the employees who have the greatest potential to impact the earnings per share of the Corporation. At maturity, the increase, if any, in the earnings per share of the Company over the base year is accorded a price/earnings ratio of 10 and is paid to the participant in cash.

      The PIPS awards, in addition to providing a direct link to increases in earnings per share and an indirect link to increases in the market price of the stock, also create an incentive for participants to remain with the Company for the long term. PIPS vest one-third per year in the last three years of each five year term. Therefore, a participant leaving the Company prior to the maturity year forfeits all non-vested PIPS.

Stock Options

      The Company believes that significant stock ownership by the executive officers of the Corporation is a major incentive in building stockholder value. Stock options are intended to encourage such stock ownership and to directly align the interests of executive officers with those of the stockholders.

      Under the 1994 Stock Option Plan and 1985 Stock Option Plan, executive officers are eligible to receive occasional grants of incentive stock options and/or non-qualified stock options. Incentive stock options are granted at the fair market value of the underlying Common Stock at the date of grant and are exercisable six months from the date of grant. Non qualified stock options may be granted below fair market value on the date of grant and generally vest in installments over a period of years. This vesting feature of non-qualified options has the effect of encouraging long term commitment to the Company and its goals.

     The Committee determines the amount of all grants to executive officers, the term of the options and the vesting period. The size of option grants to executive officers is based on the officer's level of responsibility at the time of grant.
1994 Compensation of the Chief Executive Officer

      As Chairman and Chief Executive Officer, during fiscal 1994, Mr. King was responsible for advancing the performance, growth and prospects of the Company's diverse worldwide businesses. In fiscal 1994, under his leadership, the Company had another outstanding year. Net income increased 13.1% and earnings per share were up 21.1%. Return on equity was a record 22.8%. The total return to stockholders in fiscal 1994 (market appreciation plus dividends paid) was 29%.

      Based on the strong performance of the Company during fiscal 1994, the Committee recommended, and the Board approved, an increase of 8.4% in Mr. King's base salary to $775,000, effective October 1, 1994. As is its custom, the Committee approved a bonus award which, as a percentage of Mr. King's base salary, was equal to the average percentage of base salary awarded to all Divisional executives for fiscal 1994 (25.4%). In addition, the Committee awarded Mr. King a PIPS grant equal to 2.7% of the total shares awarded.

                                       Salary and Employee Benefits Committee
                                              Walter F. Greeley,
                                              Chairman William L. Brown
                                              Samuel S. Dennis 3d
                                              Daniel B. Hogan

Compensation Committee Interlocks and Insider Participation

      Mr. Dennis was Vice President of the Company from November 1957 through June 1989. In addition, the Company utilizes the services of the law firm of Hale & Dorr, of which a corporation controlled by Mr. Dennis is a senior partner.

                           -------------------

                         EXECUTIVE COMPENSATION

      The following table shows for fiscal years ending June 30, 1995, 1994 and 1993, the cash compensation as well as certain other compensation, paid to the named executive officers.

SUMMARY COMPENSATION TABLE

                                                                                     Long Term Compensation -----------------
                                                                                   ---------
                                                 Annual Compensation                 Awards        Payouts
                                    --------------------------------------------   ----------   -------------
                                                                    Other          Securities
Name and                    Fiscal                                  Annual         Underlying        LTIP          All Other
Principal Position           Year   Salary($)     Bonus($)    Compensation($)(8)   Options(#)   Payouts($)(3)   Compensation(4)
------------------          ------  ---------  -------------  ------------------   ----------   -------------   ---------------

Thomas L. King               1995   $760,000   $  181,600           $7,240                         $ 83,700        $40,858(5)
 Chairman & CEO              1994   $698,750   $1,160,000(2)                                       $110,400        $42,123(5)
                             1993   $635,000   $  128,600                                          $157,500        $37,358(5)

Edward J. Trainor(1)         1995   $321,667   $  100,000           $  488          100,000        $ 27,900        $ 8,182(6)
 President & COO             1994   $222,500   $   70,000                                          $ 40,480        $ 8,988(6)
                             1993   $195,000   $   55,000                            20,000        $ 21,000        $10,264(6)

Thomas H. DeWitt             1995   $323,000   $   78,200           $  759                         $ 40,300        $ 4,982(7)
 Executive Vice President/   1994   $304,250   $   72,100                                          $ 55,200        $ 6,778(7)
 Administration              1993   $289,250   $   60,600                                          $ 78,750        $ 6,848(7)

David R. Crichton            1995   $236,250   $   57,200           $  733                         $ 34,100        $ 4,632(7)
 Executive Vice President/   1994   $221,250   $   51,700                                          $ 27,600        $ 6,427(7)
 Operations                  1993   $203,750   $   40,300                                          $ 19,950        $ 6,465(7)1

Lindsay M. Sedwick           1995   $206,250   $   49,500           $1,014                         $ 21,700        $ 3,182
 Vice President &            1994   $190,000   $   43,100                             8,000        $ 25,760        $ 4,988
 Treasurer                   1993   $168,750   $   32,700                                          $ 13,650        $ 4,947

<F1> (1)   Mr. Trainor became CEO of the Company on July 1, 1995, President of the Company on July 27, 1994, was COO of the Company from July 1994 to June 1995, and was a Vice President of the Company from July 29, 1992 through July 27, 1994.
<F2> (2)   This amount includes a $1,000,000 special bonus awarded to Mr. King in fiscal 1994.
<F3> (3)   LTIP Payouts reflect payments received by the named executive officers pursuant to the Company's profit improvement plan described on page 13.
<F4> (4)   All other compensation includes contributions made by the Company to the Standex Employees' Stock Ownership Plan, a defined contribution plan. Estimates of the aggregate amounts contributed to this plan during fiscal 1995 are $3,182 for each named executive, during fiscal 1994; $4,988 for each named executive and during fiscal 1993 are:
           Messrs. King, DeWitt, Crichton and Trainor, $5,264 respectively and
           Mr. Sedwick $4,947.
<F5> (5)   This amount includes $32,094, the premium paid by the Company on whole life insurance owned by a trust of which Mr. King is a trustee for fiscal 1995, 1994 and 1993, respectively. Also included are $5,582 and $5,041, the premiums paid by the Company for additional group term life insurance in 1995 and 1994, respectively.
<F6> (6)   This amount also includes performance bonuses of $5,000, $4,000 and
           $5,000 awarded to Mr. Trainor in 1995, 1994 and 1993, respectively.
<F7> (7)   This amount includes the dollar value of term life insurance premiums paid by the Company (Mr. DeWitt--$1,800 in 1995, $1,790 in 1994 and $1,584 in 1993; Mr. Crichton--$1,450 in 1995, $1,439 in 1994 and
           $1,201 in 1993).
<F8> (8)   This column reflects amounts reimbursed during the fiscal year for payment of FICA-HI taxes in connection with the Company's non qualified pension plan.

                             -------------------

Stock Options

   The following two tables provide information on stock option grants made to the named executive officers in fiscal year 1995, options exercised during fiscal year 1995 and options outstanding on June 30, 1995.

                             -------------------

                     STOCK OPTION GRANTS IN FISCAL 1995

                       Number of
                      Securities        % of Total                                Grant
Date
                      Underlying     Options Granted   Exercise or
Present
                        Options        to Employees    Base Price    Expiration      Value
      Name           Granted(#)(1)    in Fiscal Year     ($/Sh)         Date        ($)(2)
      ----           -------------   ---------------   -----------   ----------   ----------

Thomas L. King            -0-              --              --            --           --

Edward J. Trainor       100,000           69.4%          $23.00        7/27/02     $1,108,000

Thomas H. DeWitt          -0-              --              --            --           --

David R. Crichton         -0-              --              --            --           --

Lindsay M. Sedwick        -0-              --              --            --           --

<F1> (1)   Below market grant of non-qualified option first exercisable one year from date of grant in annual increments of one-fifth of aggregate shares subject to grant and all shares subject to option exercisable on and after the fifth anniversary of the date of grant. In order to exercise the option, the employee must be employed by the Company or the exercise must be within three months of termination of employment, unless such termination is due to death or disability.
<F2> (2)   In accordance with Securities and Exchange Commission Rules, the
           Black-Scholes option pricing model was chosen to estimate the grant date present value of the option granted. Assumptions used to calculate Grant Date Present Value of all option shares granted during the fiscal year were: expected volatility-0.204; risk free rate of return-6.75%; dividend yield-2.0%; and time of exercise--8 years. The valuation model was not adjusted for non-transferability, risk of forfeiture or the vesting restrictions in the option. The Company does not believe that the Black-Scholes model or any other model, whether or not modified, can accurately determine the future value of an option because such values depend on future unpredictable factors. The future values realized may vary significantly from the values estimated by the Black-Scholes model or any other model. Any future values realized will ultimately depend upon the excess of the market price of the stock over the grant price on the date the option is exercised.

                             -------------------
                 AGGREGATED OPTION EXERCISES IN FISCAL 1995
                      AND FISCAL YEAR END OPTION VALUES

                                                             Number of Securities              Value of Unexercised
                                                        Underlying Unexercised Options        In-the-Money Options at
                     Shares Acquired       Value              At Fiscal Year End               Fiscal Year End($)(2)
      Name           On Exercise(#)    Realized($)(1)   Exercisable      Unexercisable     Exercisable     Unexercisable
      ----           ---------------   --------------   -----------      -------------     -----------     -------------

Thomas L. King           42,000          $1,001,700         -0-               -0-              -0-              -0-

Edward J. Trainor        10,400          $  178,050         -0-             113,200            -0-            $1,067,050

Thomas H. DeWitt          4,000          $   82,740       16,200              5,400          $388,800         $  129,600

David R. Crichton         5,400          $  126,255         -0-               5,400            -0-            $ 129,600

Lindsay M. Sedwick       12,132          $  270,904        4,800              8,800          $101,688         $ 156,800

<F1> (1)   Value Realized equals the fair market value of underlying securities at time of exercise, minus the exercise price, multiplied by the number of shares acquired without deducting for taxes paid by the employee.
<F2> (2)   Calculated based on June 30, 1995 market price of $31.50 less the price to be paid upon exercise.

Long Term Incentive Plan

      The following table provides information regarding awards made to the named executive officers during fiscal 1995 under the Company's profit improvement plan. Each year certain eligible employees are granted profit improvement participation shares ("PIPS") which mature in five years vesting one-third per year in the last three years of the five year term. At maturity, the increase, if any, in the earnings per share of the Company over the base year is accorded a price/earnings ratio of 10 and is paid to the participant in cash. There is no maximum payout. The figures in the Target column were calculated based on the assumption that the payout rate on the PIPS shares granted in 1994 would be equal to the actual payout rate on shares maturing in 1995.

           LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                                Estimated Future
                                                                     Payouts Under Non-
                                                                     Stock
                     Number of Shares,       Performance or         Price Based Plans
                      Units or Other      Other Period Until             Target
Name                     Rights(#)       Maturation or Payout           ($ or #)
----                 -----------------   --------------------   ------------------------

Thomas L. King             4,000               5 years                  $51,800
Edward J. Trainor          2,400               5 years                  $31,080
Thomas H. DeWitt           2,000               5 years                  $25,900
David R. Crichton          2,000               5 years                  $25,900
Lindsay M. Sedwick         1,600               5 years                  $20,720

Pension Plan Table

  The following table shows the estimated annual benefits payable upon retirement for the named executive officers in the compensation and years of service classifications indicated under the Company's pension plan.

                                       Years of Service
                            -------------------------------------
Average Compensation           10        20        25       30
--------------------        -------   -------   -------   -------

      200,000                27,000    54,000    67,500    81,000
      300,000                40,500    81,000   101,250   121,500
      400,000                54,000   108,000   135,000   162,000
      500,000                67,500   135,000   168,750   202,500
      600,000                81,000   162,000   202,500   243,000
      700,000                94,500   189,000   236,250   283,500
      800,000               108,000   216,000   270,000   324,000
      900,000               121,500   243,000   303,750   364,500
    1,000,000               135,000   270,000   337,500   405,000

      Pensions are computed on a straight-life annuity basis and are not reduced for Social Security or other offset amounts. Participants receive a pension based upon average compensation in the three highest consecutive calendar years multiplied by the number of years of service, times 1.35%. Average annual compensation is determined by adding the three highest consecutive years' earnings and dividing by three.

      The Internal Revenue Code of 1986, as amended, limits the benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has a non qualified pension plan to provide for the full payment of the above pensions to the extent the pension amounts exceed tax-qualified limits. The pension amounts that exceed tax-qualified limits will be accounted for by the Company as an operating expense.

      The compensation covered by the pension plan is based on the combined amounts set forth under the headings "Salary", "Bonus" and "LTIP Payouts" of the Summary Compensation Table. However, the $1 million bonus paid to Mr. King was excluded by agreement from compensation covered by the pension plan. The years of credited service as of June 30, 1995 for the executive officers named on the Summary Compensation Table are as follows: Thomas L. King--31 years; Edward J. Trainor--11 years; Thomas H. DeWitt--22 years; David R. Crichton--23 years and Lindsay M. Sedwick--25 years.
Employment Agreements

      Messrs. King, DeWitt, Crichton, Sedwick and Trainor each have employment agreements with the Company which provided for full-time employment until June 30, 1995 for Mr. King and which provide for full-time employment until January 31, 1996 for Messrs. Trainor, DeWitt, Crichton and Sedwick respectively. Messrs. Trainor, DeWitt, Crichton and Sedwick's employment agreements automatically renew for two consecutive three year terms unless notice of termination is given one year prior to the end of the then current term. The agreements provide for the payment of minimum annual compensation of $400,000 for Mr. King, $200,000 for Mr. Trainor, $293,000 for Mr. DeWitt, $210,000 for Mr. Crichton and $175,000 for Mr. Sedwick. Since expiration of his full-time employment on June 30, 1995, Mr. King has acted in a consulting capacity and, pursuant to his agreement, will act as a consultant for a period of three years, at a compensation level equal to $516,667. Pension and other deferred benefits to which Mr. King is entitled may be paid in addition to the above amount. Their respective agreements prohibit Messrs. King, Trainor, DeWitt, Crichton and Sedwick from competing with the present or future business of the Company for two years subsequent to the termination of their respective employments. Mr. Trainor presently receives base compensation under his agreement at an annual rate of $430,000, Mr. DeWitt receives $328,000, Mr. Crichton receives $240,000 and Mr. Sedwick receives $210,000.

    Mr. King's employment agreement contains an additional provision permitting him to participate for the remainder of his life, after termination of his employment with the Company, in any medical, hospitalization or other health plan of the Company provided Mr. King pays all premiums attributable to such coverage.

      The named executives' respective employment agreements contain provisions that protect the executives from termination of employment in the event of a hostile change in control as defined in their employment agreements. These provisions require, in the event of termination, payment of three times the respective executive's then current annual base salary and bonus, 100% vesting in all benefit plans in which the executive participates and three additional years of benefit service credited to the executive under the Company's retirement plans. Additionally, all life and medical insurance plans would be continued for three years for each terminated executive.

                OTHER INFORMATION CONCERNING THE COMPANY

Board of Directors and Its Committees

      Six meetings of the Board of Directors were held during the fiscal year ended June 30, 1995. Each director of the Company attended at least 75% of the meetings held during the year by the Board and all committees on which the director served with the exception of Mr. Bolten, Jr. and Mr. Crichton who attended 50% and 66% of the meetings, respectively.

      The Board has a Salary and Employee Benefits Committee consisting of Messrs. Brown, Greeley, (each of whom served as Chairman for part of the fiscal year), Dennis and Hogan. During fiscal 1995, the Committee held two meetings. The Committee makes recommendations to the Board on the compensation of the top management of the Company and reviews the compensation of top divisional management of the Company. Between meetings of the Board of Directors, the Committee exercises the powers of the Board pertaining to the Employee Stock Purchase Plan, the 1994 Stock Option Plan and the 1985 Stock Option Plan.

      Messrs. Brown (Chairman), Greeley and Landry serve on the Company's Audit Committee. During fiscal 1995, the Committee met on two occasions. The Audit Committee reviews, both prior to and after the audit, the Company's financial reporting function, the scope and results of the audit performed (or to be performed) by the independent auditors of the Company and the adequacy of the Company's internal controls and reports thereon to the Board of Directors.

      During the fiscal year, the Nominating Committee of the Board consisted of Messrs. Dennis (Chairman), Brown and King. The function of the Committee is to consider and recommend to the Board nominees for election as directors of the Company. The Committee will consider nominees recommended by stockholders. Although no formal procedure has been established, stockholders may submit recommendations to the Secretary of the Company, 6 Manor Parkway, Salem, New Hampshire 03079 at the time set forth for submitting shareholder proposals generally.

      During fiscal 1995, the Company paid certain non-employee directors $17,000 as a retainer plus $1,000 for each Board meeting attended. Each director also received $750 for each Committee meeting attended. Additionally, non-employee directors serving as Committee chairmen were paid $1,000 or a pro-rated amount for serving in that capacity for the fiscal year or portion thereof.
Certain Transactions

      The Company utilizes the services of the law firm of Hale & Dorr, of which a corporation controlled by Mr. Dennis is a senior partner.
Indebtedness of Management

      The Company has a Stock Option Loan Plan pursuant to which it has made loans to employees to enable them to exercise stock options. Loans under this plan are made at market interest rates at the time the loan is extended. The loans must be repaid within ten years. Regular quarterly payments are made which reduce the outstanding indebtedness. The Company holds as collateral all stock received on the exercise of options under this plan.

      The largest amount of indebtedness outstanding under this plan as to certain directors and officers of the Company at any time since the beginning of the last fiscal year, as well as the amount outstanding as of July 31, 1995, are as follows:

                                      Largest
                                       Amount           Amount
                                    Outstanding       Outstanding
              Name of                  Since             As of
            Individual              July 1, 1994     July 31, 1995
            ----------              ------------     -------------

        Lindsay M. Sedwick            $171,006          $164,569

                      PROPOSAL 2--APPROVAL OF AUDITORS

      Subject to approval by the stockholders, the Board of Directors has appointed the firm of Deloitte & Touche LLP, independent public accountants, as auditors of the Company for the year ending June 30, 1996. This firm and two predecessor firms have been auditors of the Company since 1955.

      It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders where they will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

                             OTHER PROPOSALS

      Management does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.
Compliance With The Securities Exchange Act

      Pursuant to the Securities Exchange Act of 1934, the Company's executive officers and directors are required to file reports of ownership and changes in ownership in the Common Stock of the Company with the Securities and Exchange Commission and the New York Stock Exchange with copies of those reports filed with the Company.

      Based solely upon a review of the copies of the reports furnished to the Company, the Company believes that during fiscal 1995 all executive officers and directors have complied with such filing requirements.

                           -------------------

                          STOCKHOLDER PROPOSALS

      Any stockholder desiring to submit a proposal for consideration at the 1996 Annual Meeting of Stockholders must submit such proposal to the Company in writing on or before May 19, 1996.

                                       By the Board of Directors
                                       /s/ RICHARD H. BOOTH
                                       Richard H. Booth, Secretary


September 18, 1995